UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.   )*

Mobileye Global Inc.
(Name of Issuer)

Class A common stock, par value $0.01 per share
(Title of Class of Securities)

60741F104
(CUSIP Number)

October 26, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60741F104	SCHEDULE 13G	Page 2 of 27

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 3 of 27

1	NAME OF REPORTING PERSON General Atlantic Partners 100, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 4 of 27

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) EU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 5 of 27

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 60741F104	SCHEDULE 13G	Page 6 of 27

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 60741F104	SCHEDULE 13G	Page 7 of 27

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 60741F104	SCHEDULE 13G	Page 8 of 27

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 9 of 27

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 60741F104	SCHEDULE 13G	Page 10 of 27

1	NAME OF REPORTING PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 11 of 27

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 12 of 27

1	NAME OF REPORTING PERSON General Atlantic (ME), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 13 of 27

1	NAME OF REPORTING PERSON GAP (Bermuda) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 14 of 27

1	NAME OF REPORTING PERSON General Atlantic (Lux) S.à.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 60741F104	SCHEDULE 13G	Page 15 of 27

1	NAME OF REPORTING PERSON General Atlantic GenPar (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 16 of 27

1	NAME OF REPORTING PERSON General Atlantic Partners (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,761,905
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,761,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,761,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 60741F104	SCHEDULE 13G	Page 17 of 27

Item 1.	(a)	NAME OF ISSUER

Mobileye Global Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Har Hotzvim, 13 Hartom Street, P.O. Box 45157 Jerusalem 9777513, Israel

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic, L.P. (“GA LP”)

(ii)	General Atlantic Partners 100, L.P. (“GAP 100”);

(iii)	General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”);

(iv)	GAP Coinvestments III, LLC (“GAPCO III”);

(v)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(vi)	GAP Coinvestments V, LLC (“GAPCO V”);

(vii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

(viii)	General Atlantic (SPV) GP, LLC (“GA SPV”);

(ix)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”)

(x)	General Atlantic GenPar, L.P. (“GA GenPar”)

(xi)	General Atlantic (ME), L.P. (“GA ME”);

(xii)	GAP (Bermuda) L.P. (“GAP Bermuda”);

(xiii)	General Atlantic (Lux) S.à.r.l. (“GA Lux”);

(xiv)	General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”);

(xv)	General Atlantic Partners (Lux) SCSp (“GAP Lux”).

GAP 100, GAP Bermuda EU, GAP Lux, GAPCO III, GAPCO IV, GAPCO V, and GAPCO CDA are collectively referred to as the “GA Funds.”

CUSIP No. 60741F104	SCHEDULE 13G	Page 18 of 27

(b)	ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The mailing address of GA LP, GAP 100, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA GenPar, GA SPV and GA ME is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU, GenPar Bermuda and GAP Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The mailing address of GA Lux, GA GenPar Lux, and GAP Lux is Luxembourg is 412F, Route d’Esch, L-1471 Luxembourg.

(c)	CITIZENSHIP

(i)	GA LP - Delaware

(ii)	GAP 100 - Delaware

(iii)	GAP Bermuda EU - Bermuda

(iv)	GAPCO III - Delaware

(v)	GAPCO IV - Delaware

(vi)	GAPCO V - Delaware

(vii)	GAPCO CDA - Delaware

(viii)	GA SPV - Delaware

(ix)	GenPar Bermuda - Bermuda

(x)	GA GenPar - Delaware

(xi)	GA ME - Delaware

(xii)	GAP Bermuda - Bermuda

(xiii)	GA Lux – Luxembourg

(xiv)	GA GenPar Lux – Luxembourg

(xv)	GAP Lux – Luxembourg

(d)	TITLE OF CLASS OF SECURITIES

Class A common stock, par value $0.01 per share (the “Class A common shares”).

(e)	CUSIP NUMBER

60741F104.

CUSIP No. 60741F104	SCHEDULE 13G	Page 19 of 27

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of November 7, 2022, the Reporting Persons owned the following number of the Company’s common stock:

(i)	GA LP owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(ii)	GAP 100 owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(iii)	GAP Bermuda EU owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(iv)	GAPCO III owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(v)	GAPCO IV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(vi)	GAPCO V owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(vii)	GAPCO CDA owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(viii)	GA SPV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(ix)	GenPar Bermuda owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(x)	GA GenPar owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(xi)	GA ME owned of record 4,761,905 Class A common shares or 10.4% of the issued and outstanding Class A common shares.

(xii)	GAP Bermuda owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(xiii)	GA Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(xiv)	GA GenPar Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

(xv)	GAP Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares.

CUSIP No. 60741F104	SCHEDULE 13G	Page 20 of 27

The GA Funds share beneficial ownership of the common shares held by GA ME. The general partner of GA ME is GA SPV. The general partner of GAP 100 is GA GenPar. The general partner of GAP Lux is GA GenPar Lux, and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda EU and the sole shareholder of GA Lux is GenPar Bermuda. GA LP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and GA GenPar, and the sole member of GA SPV. The general partner of GenPar Bermuda is GAP Bermuda, which is also controlled by the Management Committee. There are nine members of the Management Committee. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the Management Committee disclaims ownership of the common shares reported herein except to the extent he has a pecuniary interest therein. The name, the business address and the citizenship of each of the members of the Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 4,761,905 Class A common shares.

Percentage Owned:

The percentages used herein are calculated based upon on an aggregate of 45,761,905 Class A common shares reported by the Company to be outstanding following the completion of the Company’s initial public offering and a concurrent private placement, as reflected in the Company's 424(b)(4) Prospectus, filed with the U.S. Securities and Exchange Commission on October 27, 2022.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the common shares as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 4,761,905 Class A common shares that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. 60741F104	SCHEDULE 13G	Page 21 of 27

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 60741F104	SCHEDULE 13G	Page 22 of 27

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 60741F104	SCHEDULE 13G	Page 23 of 27

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 7, 2022

GENERAL ATLANTIC, L.P.

/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 60741F104	SCHEDULE 13G	Page 24 of 27

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 60741F104	SCHEDULE 13G	Page 25 of 27

GENERAL ATLANTIC (SPV) GP, LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (Bermuda) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 60741F104	SCHEDULE 13G	Page 26 of 27

GENERAL ATLANTIC (ME), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

GENERAL ATLANTIC GENPAR (LUX) SCSp

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

CUSIP No. 60741F104	SCHEDULE 13G	Page 27 of 27

GENERAL ATLANTIC PARTNERS (LUX) SCSp

By:	GENERAL ATLANTIC GENPAR (LUX) SCSp, its general partner

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

SCHEDULE A

Members of the Management Committee (as of the date hereof)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of November 7, 2022

GENERAL ATLANTIC, L.P.

/s/ Michael Gosk
Name:	Michael Gosk
Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (Bermuda) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (ME), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

GENERAL ATLANTIC GENPAR (LUX) SCSp

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

GENERAL ATLANTIC PARTNERS (LUX) SCSp

By:	GENERAL ATLANTIC GENPAR (LUX) SCSp, its general partner

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B